Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

DigitalOcean Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 — Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.000025 par value per share, 2021 Equity Incentive Plan	Other(2)	10,197,006(4)	$34.56	$352,408,527.36	0.0001102	$38,835.42
Equity	Common stock, $0.000025 par value per share, 2021 Employee Stock Purchase Plan	Other(3)	2,039,401(5)	$29.38	$59,917,601.38	0.0001102	$6,602.92
Total Offering Amounts			12,236,407	–	$412,326,128.70	–	$45,438.34
Total Fees Previously Paid				–	–	–	–
Total Fee Offsets				–	–	–	–
Net Fee Due				–	–	–	$45,438.34

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of DigitalOcean Holdings, Inc. (the “Registrant”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.
(2) Estimated in accordance with Rules 457(c) and 457(h) solely for purposes of calculating the registration fee on the basis of $34.56, the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on February 21, 2023.
(3) Estimated in accordance with Rules 457(c) and 457(h) solely for purposes of calculating the registration fee on the basis of $34.56, the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on February 21, 2023, multiplied by 85%, which is the percentage of the price per share applicable to shares issued under the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”).
(4) Represents the aggregate of the automatic increases for 2022 and 2023 equal to 5% of the total number of shares of the Registrant’s common stock outstanding on December 31 of the preceding year, which annual increases are provided by the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”).

Consists of the following number of shares of common stock being added to the number of shares reserved and available for issuance under the 2021 Plan: (i) 5,360,381 shares on January 1, 2022 and (ii) 4,836,625 shares on January 1, 2023.
(5) Represents the aggregate of the automatic increases for 2022 and 2023 equal to 1% of the total number of shares of the Registrant’s common stock outstanding on December 31 of the preceding year, which annual increase is provided by the 2021 ESPP. The number of shares listed in the table above consists of (i) 1,072,076 shares added to the 2021 ESPP on January 1, 2022 and (ii) 967,325 shares added to the 2021 ESPP on January 1, 2023.